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UBS WARBURG
                                                         UBS Warburg LLC
                                                         299 Park Avenue
                                                         New York, NY 10171-0026
                                                         Telephone 212.421-4000
                                                         www.ubswarburg.com

December 28, 2000           ----------------------------------------------------

Mr. Jorge Bunster
Chief Executive Officer
COPEC
Agustinas 1382
Santiago, Chile

Dear Mr. Bunster:

In accordance with your conversation earlier today with Julian Arias of UBS Warburg LLC ("UBSW") we would like to confirm the terms agreed to for our client's purchase (the "Purchase") of all of COPEC's equity shares in Compania Cervecerias Unidas, S.A. ("CCU"), totalling a stake of approximately 7.5% of CCU.

We understand the terms to be as follows:

The ADR equivalent purchase price for our Offer for all fully unencumbered and fully tradable and transferable purchased shares is either:

$24.50 per ADR equivalent for all of COPEC's shares, as described above; or

$25.00 per ADR equivalent if COPEC facilitates the purchase of a minimum of an additional 2.5% stake in CCU through the direct purchase of shares by our client from the Chilean AFPs.

Our client will make every good faith effort, subject to local regulation, to pay for the shares as soon as possible, but in no event later than January 10, 2001.

At the closing, our client will pay to you in pesos the peso equivalent (based on as current an exchange rate as can be practically obtained) of the applicable ADR dollar price.

Please countersign this letter below and fax it to the attention of James Brandi at 212-821-6451.

Should you have any questions or comments, please feel free to contact Julian Arias at 212-821-6521 or James Brandi at 212-821-2271.

Sincerely,

             /s/ James H. Brandi                     /s/ Julian Arias
             -------------------                     ----------------
               James H. Brandi                         Julian Arias
              Managing Director                     Executive Director


                                         Accepted as of the date above noted:

                                         /s/ Jorge Bunster
                                         ---------------------------------------
                                         Name:  Jorge Bunster
                                                --------------------------------
                                         Title: Chief Executive Officer
                                                --------------------------------

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UBS Warburg LLC is a subsidiary of UBS A.G.                                       Member SPC
UBS Warburg is a financial services group of UBS A.G.                             Member New York Stock Exchange
                                                                                  and other Principal Exchanges
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